                      EMPLOYMENT AGREEMENT

     This Employment Agreement ("the Agreement") is entered into as of January 1, 1995, by and between TELETECH HOLDINGS, INC., a
Delaware Corporation ("Employer") and JOSEPH D. LIVINGSTON
("Employee").

                            RECITALS

     A. Employer is engaged in the business of providing direct marketing, teleservices and telemarketing services to its customers.

     B. Pursuant to the terms and conditions of this Agreement, Employer desires to employ Employee as Senior Vice President,
Chief Operating Officer and an Advisor to the Board of Directors and Employee desires to be employed as the same.

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, Employer and Employee hereby agree as follows:

     1. TERM OF EMPLOYMENT. Employee accepts full-time employment with Employer in accordance with the terms and conditions of this Agreement effective January 1, 1995. The term of employment under this Agreement shall commence on January 1, 1995 and shall continue until employment under the Agreement is terminated under the terms and conditions of this Agreement.

     2.  EMPLOYMENT AND DUTIES. Until otherwise directed by
Employer at its sole discretion, Employee shall act as Senior Vice President, Chief Financial Officer and an Advisor to the Board of
Directors.

     At all times during effectiveness of this Agreement and until otherwise advised by Employer at its sole discretion, Employee shall be subject to the direction and control of Employer's President and Board of Directors and shall report directly to Kenneth Tuchman. Employee agrees to perform, in good faith and to the best of his ability, and in the manner and at times directed by Employer, all of the services required hereunder and otherwise required by Employer. Employee further agrees to comply with all reasonable directions, requests and requirements of the Employer in connection with his employment.

     3. COMPENSATION. Employee shall be paid the compensation set forth in this paragraph which shall be subject to income tax withholdings and other normal payroll deductions.

          A. BASE COMPENSATION. The base compensation to be paid by Employer to Employee for the services to be rendered by him shall be the sum of $13,333.33 per month (the annualized rate of $160,000.00 per year) payable in equal bi-weekly installments.

          B. PERFORMANCE BONUS PLAN. Employee shall also be paid commissions in accordance with the Performance Bonus Plan which is attached hereto as Exhibit A.

          From time to time during Employee's employment, Employer shall in its sole discretion establish or change the variables applicable to Employee which are necessary for the operation of the Performance Bonus Plan.

          C.  PERFORMANCE BONUS PLAN VARIABLES.   The initial
Performance Bonus Plan variables which are applicable to Employee are as follows:

               i. PERFORMANCE BONUS BASE: Sixty Thousand Dollars ($60,000.00) for fiscal year 1995.

               ii. TOTAL GROSS REVENUE PERFORMANCE TARGET: Sixty Eight Million Dollars ($68,000,000.00) for fiscal year 1995.

               iii. PERFORMANCE TARGET FOR GROSS REVENUES OF THE CIS, DATA PROCESSING AND TELECOMMUNICATIONS DEPARTMENTS: Five
Million Dollars ($5,000,000.00) for fiscal year 1995.

               iv. PERFORMANCE BONUS LOADING FACTOR FOR GROSS REVENUES OF THE CIS, DATA PROCESSING AND TELECOMMUNICATIONS
DEPARTMENTS: Twenty Five Percent (25%). In the event that the Actual Gross Revenues for the CIS, Data Processing and Telecommunication Departments are less than Seventy Five Percent (75%) of the Performance Target for a particular year, the Performance Loading Factor for that year shall be Zero Percent (0%).

               v.  PERFORMANCE TARGET FOR  GROSS REVENUES FROM
TRAINING OPERATION: Three Million Five Hundred Thousand Dollars
($3,500,000.00) for fiscal year 1995.

               vi. PERFORMANCE BONUS LOADING FACTOR FOR GROSS REVENUES FROM TRAINING OPERATIONS: Twenty Five Percent (25%). In the event that the Actual Gross Revenues from Training Operation are less than Seventy Five Percent (75%) of the Performance Target for a particular year, the Performance Loading Factor for that year shall be Zero Percent (0%).

               vii.  PERFORMANCE TARGET FOR CONSOLIDATED NET
INCOME: Six Million Eight Hundred Thousand Dollars ($6,800,000.00) for fiscal year 1995.

               viii.  PERFORMANCE BONUS LOADING FACTOR FOR
CONSOLIDATED NET INCOME: Fifty Percent (50%). In the event that the Actual Consolidated Net Income is less than Seventy Five
Percent (75%) of the Performance Target for a particular year, the Performance Loading Factor for that year shall be Zero Percent (0%).

     4. BENEFITS. Employee shall be entitled to the following employee benefits during his employment:

          A. BUSINESS EXPENSES. Employee shall be reimbursed for all authorized and approved travel, entertainment and business expenses reasonably and necessarily incurred and properly accounted for by Employee on behalf of the Employer.

          B. AUTOMOBILE ALLOWANCE. Employee shall be entitled to an allowance for automobile expenses including but not limited to gasoline, insurance, repairs and maintenance in the amount of Five Hundred Dollars ($500.00) per month during Employee's employment.

          C. VACATIONS. Employee shall be entitled to paid vacations in accordance with Employer's policy as set forth in "TeleTech's Employee Handbook," which shall not be less than Three
(3) weeks per year. Such vacations shall be at times reasonably agreeable to both Employer and Employee. Any vacation not taken during the fiscal year in which it accrues shall be automatically forfeited and may not be carried over from year-to-year. Employee shall not have the right to be paid for unused vacation upon termination of employment or otherwise.

          D. OTHER BENEFITS. Employee shall be entitled to all other rights and benefits for which Employee may be eligible under any group life insurance, 401K benefit plan, medical and/or dental insurance program or any other employee benefit which Employer may, at its sole discretion, provide to Employee or its executive employees generally as are set forth in "TeleTech's Employee Handbook."

     5.  STOCK RIGHTS.

          A. STOCK PLAN BENEFITS. Employee shall be entitled to benefits under TeleTech Holdings, Inc. Stock Plan ("Stock Plan") which are set forth in this Agreement. Such benefits shall be governed by such Stock Plan in the form that it is ultimately established and from time-to-time amended and/or modified.

          B. SPECIFIC BENEFITS. Subject to the terms and condi-tions of this Agreement and the Stock Plan, Employee shall be entitled to Nonqualified Stock Options exercisable for One Hundred Fifty Thousand (150,000) shares of Employer's Common Stock under the Stock Plan benefits. Said Nonqualified Stock Options shall be exercisable at an Option Price of Six Dollars and Forty Five Cents ($6.45) per share.

          C. RESTRICTIONS ON STOCK PLAN BENEFITS. No Stock Plan benefits shall be issued to Employee unless and until Employer has determined that such issuance is in compliance with applicable state and federal securities and other laws and regulations related thereto. All such Stock Plan benefits shall be subject to such other restrictions required by the Stock Plan and/or the law generally.

          D. SOLE STOCK OR EQUITY BENEFITS. Except as specifi-cally provided in this Agreement, Employee has no rights whatsoever of any nature to any other stock, stock rights, Stock Plan benefits, profits, debt or equity interests in Employer or any of its affiliated or related companies.

          E. EMPLOYER'S SOLE DISCRETION REGARDING STOCK ETC. Employee acknowledges and agrees that Employer has the right, at its sole discretion, to make all decisions regarding its stock, stock rights, Stock Plan benefits, profits, debt and equity configuration, including but not limited to what types of stock, stock rights, Stock Plan benefits, profits, debt and equity interests to issue, when to issue stock, stock rights, Stock Plan benefits, profits, debt and equity interests and to whom to issue stock, stock rights, Stock Plan benefits, profits, debt and equity interests.

     6. EXCLUSIVITY OF SERVICES. During the term hereof, Employ-ee's services shall be exclusive to Employer during normal working hours and at such other times as may reasonably be required by Employer. Employee may not engage in any other business or investment activities which shall in any manner interfere with his duties to Employer hereunder or which may be contrary, adverse or prejudicial to Employer's business or in competition with Employer.

     7. EMPLOYMENT AT WILL. Either Employer or Employee may terminate his employment under this Agreement at any time, with or without cause or reason or with or without any prior notice. Upon termination, Employee will only be entitled to unpaid compensation for services rendered through the date of termination, unpaid commissions earned on billings through the date of termination, employee benefits through the date of termination and Stock Plan benefits subject to the terms of this Agreement and the Stock Plan through the date of termination.

     8. TERMINATION FOR CAUSE. Without in any manner restricting the right of Employer to terminate Employee's employment at any time without cause and without prior notice as set forth in Paragraph 7 of this Agreement, Employer may terminate Employee for cause based upon the occurrence of any of the following:

          A. Failure of Employee to meet performance levels or management objectives established by Employer, including without limitation, any applicable Sales Quota and/or other objectives expressed or implied by any commission, incentive or bonus compensation provisions contained in this Agreement.

          B. Any actions by Employee relating to Employer which involve dishonesty, fraud or moral turpitude.

          C. Employee's willful failure or refusal to comply with a directive of any officer of Employer to whom he reports, or a directive of Employer's Board of Directors.

          D.  Employee's conviction of a felony.

          E.  Death of Employee.

          F. Employee's inability to perform substantially all of his duties due to illness, accident or other disability for one or more periods aggregating Ninety (90) days in any Twelve (12) month period or for any Sixty (60) consecutive days.

          G. Any action or inaction on the part of Employee which has a substantial adverse effect on Employer or Employer's reputation.

          H. Disclosure or use of trade secrets or confidential information in violation of this Agreement.

          I. Any other material violation of this Agreement by Employee.

     9. NONCOMPETITION AFTER THE TERM OF EMPLOYMENT. Employee acknowledges that he has been employed as part of the professional, management and executive staff of Employer whose duties include the formulation and execution of management policy. In this regard and in consideration of being permitted access to Trade Secrets of the Employer, Employee agrees that, for a period of Three (3) years after the termination of Employee's employment for any reason with or without cause, Employee shall not:

          A. Directly or indirectly, in any capacity, engage or participate in, or become employed by or render advisory or consulting or other services in connection with any Prohibited
Business  that conducts business in the United States.

          B. Directly or indirectly, in any capacity, make any financial investment, whether in the form of equity or debt, or own any interest in any Prohibited Business that conducts business in the United States.

          Notwithstanding the above, however, Employee shall be entitled to make any investment in any company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market and provided that such investment does not give the Employee Five Percent (5%) or more of the equity ownership or voting power with respect to such company.

          C. For the purpose of this paragraph, a "Prohibited Business" shall be defined as any business related to inbound or outbound teleservices, development or maintenance of voice or data communication, software applications for marketing or market intelligence purposes, customer communications services or technological innovation or support for any of the foregoing.

     10. TRADE SECRETS. Employee acknowledges that he has been employed by Employer to occupy a position of trust. In this regard, Employee agrees to keep confidential all Trade Secrets of Employer in accordance with the terms of conditions of this paragraph.

          A. For purposes of this Agreement, the term "Trade Secrets" shall include, but shall not be limited to, all confidential or proprietary information possessed by Employer that is encompassed in its records, materials, customer lists and requirements, processes, formulae, computer programs, operating systems, software and information, drawings, designs, plans, financial information, costs pricing information, and all know-how, technical data, information, concepts or ideas developed or utilized by Employer, or reasonably related to its business not previously released to the public by duly authorized representa-tives of Employer.

          B. Employee agrees to regard and preserve as confidential all Trade Secrets pertaining to Employer's business that have been or may be obtained by Employee by reason of his employment. Employee will not, without written authority from Employer, use for his own benefit or purposes, nor disclose to others, either during his employment or thereafter (except as required in the course of her employment with Employer) any Trade Secret connected with the business of Employer. Employee further agrees that he will not take or retain or copy any of Employer's Trade Secrets or other materials utilized by Employer in its business including but not limited to information, specifications, drawings, blueprints, computer software, operating systems, know-how or other documents, computer tapes, discs, storage devices, pricing information relating to customers or technical data.


          C. All information, know-how and other things devised or created by Employee during the term of his employment, solely or jointly with others which fall within the definition of a Trade Secret of Employer shall belong solely to Employer. Upon request of Employer, Employee promises to assign any such thing to Employer and to assist Employer in obtaining patents, copyrights, trademarks and/or trade names on any such Trade Secret.

     11. INVENTIONS. With respect to Inventions, Employee agrees as follows:

          A. For purposes of this Agreement, the term "Invention" shall mean any protectable tangible or intangible things, materials and/or information, including but not limited to new machines, devices, software, programs, processes, uses, apparatuses, know-how, designs or compositions of any kind and/or any matter potentially subject to copyright, trademark or service mark, which are discovered, conceived, developed, made, produced or improved. The term "Invention" shall not be limited to the definition of any invention contained in the patent laws of the United States.

          B. Employee agrees that all Inventions made by him during the term of his employment, solely or jointly with others, which are made with Employer's equipment, supplies, facilities, Trade Secrets or which relate to the business of Employer or its actual or demonstrably anticipated research or development or which result from any work performed by Employee for Employer, shall belong to Employer, and Employee promises to assign such Inventions to Employer. Employee also agrees that Employer shall have the right to keep such Invention as a Trade Secret if Employer so chooses.

          C. Employee agrees to disclose to Employer in writing promptly and in confidence all Inventions (whether Employee considers them protectable or not) which Employee, alone or with others, conceives or makes, within the scope of this Agreement as well as all patent, copyright, trademark and/or service mark applications filed by Employee within one (1) year after termina-tion of Employee's employment. Employee hereby assigns and agrees to assign to Employer all of his right, title and interest in and to any such Inventions and agrees that he shall not disclose any of such things to others without the express consent of Employer.

          D. During his employment and after it terminates and on request of and at the expense of Employer, Employee shall assist Employer in obtaining patents, copyrights, trademarks and/or service marks on all Inventions deemed protectable by Employer in the United States and in all foreign countries. In this regard, Employee shall execute all documents and do all things necessary to vest Employer, or its nominee, with full title to all such things and to protect the same against use and/or infringement by others.

          E. For purposes to this Agreement, an Invention shall be deemed to have been made during the period of Employee's employment if, during such period, the Invention was conceived or first actually reduced to practice. Employee agrees that any patent, copyright, trademark or service mark application filed within one
(1) year after termination of his employment shall be presumed to relate to an Invention made during the term of his employment unless Employee can sustain his burden of proof to the contrary.

          F. Notwithstanding the foregoing, the provisions of this Paragraph do not apply to any Invention: i) for which no equipment, supplies, facilities, or Trade Secrets of Employer were used; ii) which was developed entirely on Employee's own time; and iii) which does not relate to the business of Employer or to Employer's actual or demonstrably anticipated research or development or which does not result from any work performed by Employee for Employer.

     12. AUTHORITY TO BIND EMPLOYER TO CONTRACTS. Without the express written approval of Employer which sets forth the specific contract at issue, Employee shall not have the right or authority to enter into or in any manner bind Employer to any contract on Employer's behalf.

     13. STATEMENTS TO THE PRESS, PUBLIC OR MEDIA. Without the express written approval of Employer which sets forth the specific occasion and subject matter at issue, Employee shall not have the right or authority to make any statement to or on behalf of Employer to the press, public or media. Any unauthorized attempt to do so by Employee shall be a material breach of this Agreement.

     14. EMPLOYMENT RELATIONSHIP ONLY. The relationship between Employer and Employee is and shall be specifically limited to an employer/employee relationship. As a result, nothing contained in this Agreement or relating to any past, present or future relationship between Employee and Employer (employment or other-wise) shall be construed as creating any partnership, joint venture, trustee/beneficiary or other type of fiduciary or business relationship between the parties.

     15. DRAFTING OF AGREEMENT. The parties to this Agreement hereby acknowledge and agree that it has been jointly negotiated and drafted by the parties and that it shall not be construed either for or against either party based upon who drafted any part of it.

     16. SEVERABILITY. If any provisions of this Agreement are found to be void or unenforceable, such provisions shall be enforced to the maximum possible extent permitted by law, and such provisions shall be deemed severable from the remainder of this Agreement so that all the other provisions of this Agreement shall continue to be valid and enforceable.

     17. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to all matters, including but not limited to the employment relationship, Employee's compensation, commissions and benefits, any entitlement to stock, stock rights, Stock Plan benefits, profits, debt and equity interests in Employer or any of its affiliated companies and/or the termination of Employee's employment.

     This Agreement supersedes all prior oral or written under-standings and agreements relating to its subject matter and all other business relationships between Employer and/or its affiliated companies and Employee.

     No person or entity has made or has the authority to make any representations or promises on behalf of any of the parties which are inconsistent with the representations or promises contained in this Agreement, and this Agreement has not been executed in reliance on any representations or promises not set forth herein. Specifically, no promises, warranties or representations have been made by anyone on any topic or subject matter related to Employee's relationship with the Employer or any of its executives or employees, including but not limited to any promises, warranties or representations regarding future employment, compensation, commissions and benefits, any entitlement to stock, stock rights, Stock Plan benefits, profits, debt and equity interests in Employer or any of its affiliated companies or regarding the termination of Employee's employment. In this regard, Employee agrees that no promises, warranties or representations shall be deemed to be made in the future unless they are set forth in writing and signed by an authorized representative of Employer.

     This Agreement may be modified only by a written instrument executed by the parties, which is designated as an amendment to this Agreement.

     18. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado.

     19. INJUNCTIVE RELIEF. Employee acknowledges that damages would be an inadequate remedy for his breach of any of the provi-sions of Paragragh 10, 11 and 12 of this Agreement, and that his breach of any of such provisions will result in immeasurable and irreparable harm to Employer. Therefore, in addition to any other remedy to which Employer may be entitled by reason of Employee's breach of any such provision, Employer shall be entitled to seek and obtain temporary, preliminary and permanent injunctive relief from any court of competent jurisdiction restraining Employee from committing or continuing any breach of the provisions of any such Paragraph.

     20. REMEDIES. The remedies herein provided shall be deemed to be cumulative and the exercise of one such remedy shall not preclude the exercise of any other remedy based upon any particular occurrence or contingency, nor shall the specification of remedies herein exclude any rights or remedies at law or in equity which may be available related to this Agreement or otherwise, including any rights to damages or injunctive relief. It is specifically agreed that Employer may recover by appropriate action, or may withhold from any compensation payable to Employee hereunder, the amount of actual damage caused to Employer by failure, refusal or neglect of Employee to keep and perform all of the covenants and warranties herein contained.

     21. NOTICES. All notices and demands of any kind which either Party hereto may require or desire to serve upon any other Party to this Agreement shall be in writing and served upon the other Party by personal service, whereupon service of said notice shall be deemed complete, or by mailing a copy thereof by certified mail or registered mail, postage prepaid with return receipt, to the addresses set forth below:

     To Employer:   TeleTech Holdings, Inc.
                    1700 Lincoln Street, 14th Floor
                    Denver, Colorado 80203
                    Attention: Ken Tuchman, President

     To Employee:   Joseph D. Livingston
                    400-41 South Steele
                    Hyde Park
                    Denver, Colorado 80209

     With copy to:  Berman, Blanchard, Mausner & Kindem
                    A Law Corporation
                    4727 Wilshire Boulevard, Suite 500
                    Los Angeles, California 90010
                    Attention: Lonnie C. Blanchard III

     In case of service by mail, it shall be deemed complete on the day of actual delivery, as shown by the addressee's registered or certified mail receipt, or at the expiration of the third (3rd) day after the date of mailing, whichever occurs first. The addresses to which notices or demands may be sent may be changed by written notice served as hereinabove provided by either Party upon the other Parties.

     22. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and bind the Parties hereto, their respective heirs, executors, administrators, successors, assigns, employees, owners, officers, directors, subsidiaries, affiliates, predecessors, agents, attorneys and representatives, and each of them.

Notwithstanding anything contrary stated herein, Employee shall not have the right to assign any of his obligations to perform any of the services required of him hereunder.

     IN WITNESS WHEREOF, Employer and Employee have executed and delivered this Agreement as of the date first above written.


                         EMPLOYER:

                         TELETECH HOLDINGS, INC.,
                         a Delaware Corporation



                         By:  /s/ Kenneth D. Tuchman
                              --------------------------------

                         EMPLOYEE:


                         By: /s/ Joseph D. Livingston
                             ---------------------------------

                             PERFORMANCE BONUS PLAN

                                   THE PURPOSE

     The purpose of this Plan is to align the interests of JOSEPH
D. LIVINGSTON with the corporate objectives of TeleTech. Among others, TeleTech's objectives are as follows:

     * Achievement of targeted company-wide gross revenues.

     * Achievement of targeted departmental gross revenues.

     * Achievement of targeted company-wide net income.

     This Plan and the objectives set forth above may be modified by Employer from time to time at its sole discretion.

                                   DEFINITIONS

     The following definitions shall apply to the Plan:

     1.   GROSS REVENUES.  For purposes of the Plan, "Gross
Revenues" shall mean the following: Consolidated gross revenues for Employer as determined in accordance with generally accepted accounting principles, consistently applied ("GAAP").

     For purposes of the Plan, Gross Revenues shall not include
"Extraordinary Income."

     2.   EXTRAORDINARY INCOME.  For purposes of the Plan,
"Extraordinary Income" shall mean the following: All unusual, nonrecurring or non-operating items of revenue or income including but not limited to the proceeds from settlement of or judgement received in any litigation or dispute relating to the early termination or cancellation of client contracts.

     3.   TOTAL GROSS REVENUE LOADING FACTOR:  The "Total  Gross
Revenue Loading Factor" shall be calculated as follows:  [Actual
Gross Revenue/Performance Target].

     4. CONSOLIDATED NET INCOME. For purposes of the Plan, "Consolidated Net Income" shall mean the following: Consolidated net income of Employer after all interest, taxes, depreciation and amortization as determined in accordance with GAAP. Consolidated Net Income shall also exclude Extraordinary Income.

                                    THE PLAN

     The terms and conditions of the Plan are as follows:

     1. ANNUAL PERFORMANCE BONUSES. The Employee shall be entitled to performance bonuses based upon the achievement of the goals which are from time to time promoted by the Plan. These bonuses shall be calculated and paid in the manner set forth in this Plan. All performance bonuses under the Plan shall be paid by Employer to Employee within Ninety (90) days after the last day of the fiscal year at issue.

     In this regard, Employee shall be entitled to the arithmetic sum of the following Annual Performance Bonuses:

     A. ANNUAL PERFORMANCE BONUS BASED UPON ACHIEVEMENT OF GROSS REVENUE TARGET FOR THE CIS, DATA PROCESSING AND
TELECOMMUNICATION DEPARTMENTS. For each fiscal year during Employee's employment, Employee shall be entitled to receive a performance bonus based on the achievement of the Gross Revenue Target for Employer's CIS, Data Processing and Telecommunication Departments. Such performance bonus shall be calculated as follows: [(Actual Gross Revenues for the CIS, Data Processing and Telecommunications Departments/Performance Target) x Performance Bonus Loading Factor x Total Gross Revenue Loading Factor x Performance Bonus Base];

     B. ANNUAL PERFORMANCE BONUS BASED UPON ACHIEVEMENT OF GROSS REVENUE TARGET FOR TRAINING OPERATIONS. For each fiscal year during Employee's employment, Employee shall be entitled to receive a performance bonus based on the achievement of the Gross Revenue Target for Training Operations. Such performance bonus shall be calculated as follows: [(Actual Gross Revenues directly attributable to Training Operations/Performance Target) x Performance Bonus Loading Factor x Total Gross Revenue Loading Factor x Performance Bonus Base]; and

     C. ANNUAL PERFORMANCE BONUS BASED UPON ACHIEVEMENT OF CONSOLIDATED NET INCOME TARGET. For each fiscal year during Employee's employment, Employee shall be entitled to receive a performance bonus based on the achievement of the Consolidated Net Income Target. Such performance bonus shall be calculated as follows: [(Actual Consolidated Net Income/Performance Target) x Performance Bonus Loading Factor x Total Gross Revenue Loading Factor x Performance Bonus Base].

     2. ANNUAL DISCRETIONARY BONUSES. In the event that none of the targets necessary for Employee to be paid any Annual
Performance Bonuses has been met during any particular fiscal year, Employer may pay to Employee a discretionary bonus at its sole discretion.

     3.   OVERRIDE OF ANNUAL PERFORMANCE BONUS CALCULATION.
Subject to the Annual Performance Bonus Limitation, in the event that Actual Consolidated Net Income for any particular fiscal year exceeds the Consolidated Net Income Target, Employee shall be paid as his/her Annual Performance Bonuses the greater of the following two amounts:

          A. The Annual Performance Bonuses pursuant to the calculations set forth in Paragraph 1 of the Plan; or

          B.  100% of Performance Bonus Base.

     4. BONUS ADJUSTMENT. At any time after the payment of any bonus under the Plan, Employer may at its sole discretion audit and/or recalculate bonuses and determine if bonuses have been underpaid or overpaid. In the event that it is determined that bonuses have been underpaid for any reason under the terms and conditions of the Plan, Employer shall pay to Employee in accordance with the terms and conditions of the Plan the amount of any such underpaid bonuses. In the event that it is determined that bonuses have been overpaid for any reason under the terms and conditions of the Plan, Employee shall pay to Employer the amount of any such overpaid bonuses and/or Employer shall have the right at its sole discretion to deduct such overpaid bonuses from future compensation and bonuses due to Employee. Payment of any amount of bonuses by Employer or any other action or inaction of the Employer shall not constitute a waiver of any right whatsoever to seek reim-bursement from Employee of any amount of overpaid bonuses.

     5. TERMINATION OF EMPLOYMENT. Employee shall not be entitled to bonuses for any period after the termination of Employee's employment regardless of the reason for termination. With respect to the termination of the right to receive such bonuses, Employee acknowledges and agrees that the termination of such right is fair and reasonable and justified by the fact that, after Employee's employment is terminated, he/she will not perform services which are necessary to achieve the targets and objectives at issue.

     6. EMPLOYER'S RIGHT TO REJECT ANY CONTRACT. The Employer shall at its sole discretion have the right to refuse to enter into, reject, terminate, modify or compromise any contract with any prospective, existing or past customer. In the event that Employer refuses to enter into, rejects, terminates, modifies or compromises any such contract, Employee shall not have and hereby waives the right to claim bonuses on any amount not actually collected by Employer on any such contract.


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